UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Duncan, Patrick J.
   751 Horizon Court, Suite 203
   Grand Junction, CO  81506
2. Issuer Name and Ticker or Trading Symbol
   Pease Oil and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     January 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Financial Officer/Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  $0.10 Par Value Common St|N/A   |N/A |N|N/A               |N/A|N/A        |20,635             |D     |                           |
ock                        |      |    |/|                  |   |           |                   |      |                           |
                           |      |    |A|                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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  Option To Purchase C|$2.97   |01/27|A   | |45,000     |A  |07/27|01/26|common stock|45,000 |       |Options to  |D  |            |
ommon Stock           |        |/97  |    | |           |   |/97  |/02  |            |       |       |            |   |            |
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  Option To Purchase C|$1.00   |N/A  |N/A |N|N/A N/A    |A,D|09/09|03/08|common stock|29,000 |       |Purchase    |D  |            |
ommon Stock           |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Option To Purchase C|$0.70   |N/A  |N/A |N|N/A N/A    |A,D|12/16|06/15|common stock|40,000 |       |150,000     |D  |            |
ommon Stock           |        |     |    |/|           |   |/95  |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Option To Purchase C|$0.83   |N/A  |N/A |N|N/A N/A    |A,D|11/16|05/15|common stock|36,000 |       |Shares      |D  |            |
ommon Stock           |        |     |    |/|           |   |/95  |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
SIGNATURE OF REPORTING PERSON
  Patrick J. Duncan
DATE
  February 6, 1997